UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 19, 2012

FIFTH THIRD BANCORP

(Exact Name of Registrant as Specified in Its Charter)

OHIO

(State or Other Jurisdiction of Incorporation)

001-33653	31-0854434
(Commission File Number)	(IRS Employer Identification No.)

Fifth Third Center 38 Fountain Square Plaza, Cincinnati, Ohio	45263
(Address of Principal Executive Offices)	(Zip Code)

(800) 972-3030

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 19, 2012, the Company entered into amended change-in-control agreements with Daniel T. Poston, its Executive Vice President and Chief Financial Officer, and Paul L. Reynolds, its Executive Vice President, Chief Risk Officer and Secretary. These agreements were amended to: 1) eliminate tax gross-ups of the benefits provided under the agreements, 2) clarify the applicability of IRS Code Section 409A to the benefits available under the agreements, 3) provide for actions that in certain circumstances could reduce the benefits payable to these executives if such benefits would otherwise be subject to an excise tax under Section 4999 of the IRS Code or would be subject to a deduction limitation under Section 280G of the IRS Code, and 4) provide that, in the event of both a change in control and termination of employment under certain circumstances: a) the severance benefits payable to these executives would be increased from 2.0 to 2.99 times the individual’s base salary plus target annual cash incentive compensation, and b) the insurance benefits payable to these individuals would be paid for a period of 3 years instead of 2 years. These agreements were amended in part in recognition of the additional duties and responsibilities that these individuals have undertaken since they signed their previous change-in-control agreements on December 31, 2008.

A copy of the form of change-in-control agreement executed by these individuals is included as an exhibit to this Current Report on Form 8-K and is incorporated by reference herein. The foregoing summary of these agreements is qualified in its entirety by reference thereto.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Form of Amended Executive Agreements effective January 19, 2012, between Fifth Third Bancorp and Daniel T. Poston, and Paul L. Reynolds.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH THIRD BANCORP (Registrant)

January 24, 2012	/s/ Kevin T. Kabat
Kevin T. Kabat
President, Secretary and Chief Executive Officer